UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO._____________)*

                               FaxSav Incorporated
                               -------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                     31210L1
                                     -------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                             Page 1 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 2 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Battery Ventures II, L.P.
       04-3024533

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                             Page 2 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 3 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ABF Partners II, L.P.
       04-3024534

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 3 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 4 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert G. Barrett

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 4 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 5 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Oliver D. Curme

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 5 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 6 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Richard D. Frisbie

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 6 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 7 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Howard Anderson

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 7 of 14 pages



CUSIP NO. 31210L1                   13G                     PAGE 8 OF 14 PAGES



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas J. Crotty

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                              -0- Shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               789,931 Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                -0- Shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              789,931 Shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       789,931 Shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.08%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ -------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                             Page 8 of 14 pages





ITEM 1 (A).       NAME OF ISSUER:

                  FaxSav Incorporated

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  399 Thornall Street, Edison, New Jersey  08837

ITEM 2 (A).       NAME OF PERSONS FILING:

                  Battery Ventures II, L.P. ("Battery"), ABF Partners II, L.P. ("ABF"), Howard Anderson ("Anderson"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Oliver D. Curme ("Curme") and Thomas J. Crotty ("Crotty"). Anderson, Frisbie, Barrett, Curme and Crotty are the general partners of ABF, the sole general partner of Battery.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Battery, ABF, Anderson, Frisbie, Barrett, Curme and Crotty is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.

ITEM 2 (C).       CITIZENSHIP:

                  Messrs. Barrett, Curme, Frisbie, Anderson and Crotty are United States citizens. Battery and ABF are limited partnerships organized under the laws of the State of Delaware.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value.

ITEM 2 (E).       CUSIP NUMBER

                  3121OL1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [     ]       Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b) [     ]       Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c) [     ]       Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                  (d) [     ]       Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e) [     ]       Investment  Advisor registered under Section
                                    203 or the Investment Advisors Act of 1940.

                  (f) [     ]       Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.


                             Page 9 of 14 pages


                  (g) [     ]       Parent Holding  Company,  in accordance with
                                    Rule  13d-1(b)(ii)(G)  of the  Act.

                  (h) [     ]       Group,     in    accordance     with    Rule
                                    13a-1(b)(1)(ii)(H) of the Act.


                  NOT APPLICABLE

ITEM 4.  OWNERSHIP:

                  (a)      Amount Beneficially Owned:

                           Battery owns beneficially and of record 789,931 shares of Common Stock of FaxSav Incorporated as of December 31, 1996. ABF, the general partner of Battery, may be deemed to own beneficially the 789,931 shares of Common Stock held by Battery as of December 31, 1996. Barrett, Curme, Frisbie, Anderson and Crotty are general partners of ABF, and each therefore may be deemed to beneficially own the 789,931 shares held by Battery as of December 31, 1996.

                  (b)      Percent of Class:

                           Each of Battery, ABF, Anderson, Frisbie, Barrett, Curme and Crotty owns beneficially 8.08% of the Common Stock of FaxSav Incorporated. The percentages are based on the 9,770,490 shares of Common Stock reported to be outstanding on November 6, 1996 in the FaxSav Incorporated Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

                  (c)      Number of Shares as to which such person has:

                           (i)      sole  power  to vote  or  direct  the  vote:
                                    Battery:  0; ABF: 0; Barrett:  0; Curme:  0;
                                    Frisbie: 0; Anderson: 0; and Crotty: 0.

                           (ii)     shared  power to vote or to direct the vote:
                                    Battery:  789,931;  ABF:  789,931;  Barrett:
                                    789,931; Curme: 789,931;  Frisbie:  789,931;
                                    Anderson: 789,931; and Crotty: 789,931.

                           (iii) sole power to dispose or to direct the disposition of: Battery: 0; ABF: 0; Barrett:
                                    0; Curme:  0; Frisbie:  0; Anderson:  0; and
                                    Crotty: 0.

                           (iv) shared power to dispose or to direct the disposition of: Battery: 789,931; ABF:
                                    789,931;  Barrett:  789,931; Curme: 789,931;
                                    Frisbie:  789,931;  Anderson:  789,931;  and
                                    Crotty: 789,931.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  NOT APPLICABLE.



                             Page 10 of 14 pages


ITEM (6).         OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  NOT APPLICABLE.

ITEM (7).         IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:

                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:

                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).






                             Page 11 of 14 pages



                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 1997                 BATTERY VENTURES II, L.P.

                                          By: ABF PARTNERS II, L.P.

                                                 By: /s/ Richard D. Frisbie
                                                    ------------------------
                                                        General Partner

                                          ABF PARTNERS II, L.P.

                                          By: /s/ Richard D. Frisbie
                                             ---------------------------
                                              General Partner

                                                            *
                                           -----------------------------
                                           Robert G. Barrett

                                                            *
                                           -----------------------------
                                           Oliver D. Curme

                                                            *
                                           -----------------------------
                                           Richard D. Frisbie

                                                            *
                                           -----------------------------
                                           Howard Anderson

                                                            *
                                           -----------------------------
                                           Thomas J. Crotty

* By: /s/ Richard D. Frisbie
     -------------------------
Name:Richard D. Frisbie
     -------------------------
        Attorney-in-Fact


--------------------------------------------------------------------------------


         This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.



                             Page 12 of 14 pages


                                    EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of FaxSav Incorporated.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 14, 1997                 BATTERY VENTURES II, L.P.

                                          By: ABF PARTNERS II, L.P.

                                                 By: /s/ Richard D. Frisbie
                                                    --------------------------
                                                     General Partner

                                          ABF PARTNERS II, L.P.

                                          By: /s/Richard D. Frisbie
                                              ------------------------
                                              General Partner

                                                         *
                                           --------------------------
                                           Robert G. Barrett

                                                         *
                                           --------------------------
                                           Oliver D. Curme

                                                         *
                                           --------------------------
                                           Richard D. Frisbie

                                                         *
                                           --------------------------
                                           Howard Anderson

                                                         *
                                           --------------------------
                                           Thomas J. Crotty

* By: /s/ Richard D. Frisbie
      ------------------------
Name: Richard D. Frisbie
      ------------------------
        Attorney-in-Fact


--------------------------------------------------------------------------------

         This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.



                             Page 13 of 14 pages


                                                                      EXHIBIT II

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                              /s/Richard D. Frisbie
                              ----------------------
                              Richard D. Frisbie

                              /s/Robert G. Barrett
                              ----------------------
                              Robert G. Barrett

                              /s/Howard Anderson
                              ----------------------
                              Howard Anderson

                              /s/Oliver D. Curme
                              ----------------------
                              Oliver D. Curme

                              /s/Thomas J. Crotty
                              ----------------------
                              Thomas J. Crotty

                              /s/Kenneth P. Lawler
                              ----------------------
                              Kenneth P. Lawler

                              /s/Todd A. Dagres
                              ----------------------
                              Todd A. Dagres



                             Page 14 of 14 pages